Exhibit 99.1

AYRO Appoints New Management Team to Re-Engineer and Revamp a Lower Cost Low-Speed Electric Vehicle

Appoints new President of operating division and new CFO

ROUND ROCK, TX (August 21, 2024) – AYRO, Inc. (NASDAQ: AYRO) (“AYRO” or the “Company”), a designer and manufacturer of electric, purpose-built delivery vehicles and solutions for micro distribution, micro-mobility, and last-mile delivery, today announced that it has appointed Joseph Ramelli as AYRO’s new Chief Financial Officer and Gilbert Villarreal as President of AYRO’s operating subsidiary.

Joseph Ramelli has vast experience in various management roles, including chief executive officer, chief financial officer and president. Mr. Ramelli also has over 15 years of experience in varied roles at investment firms. AYRO believes that Mr. Ramelli’s management and capital markets experience will be instrumental in managing AYRO’s strong cash position and employing prudent financial rigor as AYRO continues to work towards bringing its innovative electrical vehicles to market, while also managing costs and maximizing profits.

Gilbert Villarreal is the founder of GLV Ventures, a leader in the design and production of a variety of vehicles including electric vehicles. GLV Ventures is known for its advanced manufacturing in a timely, cost-effective manner. Founded by Mr. Villarreal, GLV Ventures has operated in the manufacturing and design space for 25 years. GLV and its affiliate, EVESSA, are Tier 1 consulting and manufacturing companies that have produced electric vehicles and non-electric vehicles for several of the leading OEMs and Fortune 100 companies.

Josh Silverman, AYRO’s Executive Chairman, commented, “These high value additions to our management team are exactly what we need to move the Company forward. Gilbert, through his extensive experience in designing and developing electric vehicles in a cost-effective manner, will enable AYRO to offer Vanish at a significantly reduced cost. We believe this minimal lower risk investment in re-engineering our vehicles is an appropriate next step for AYRO. With a strong balance sheet, including $37 million in cash and cash equivalents as of the quarter ended June 30, 2024, we are well positioned to move the Company forward and maximize stockholder value. Redesigning the Vanish to be produced in a more cost-effective manner is the first step towards this goal. We also continue to evaluate other alternatives to maximize stockholder value, including M&A and/or capital investment opportunities.”

About AYRO

AYRO designs and produces zero emission vehicles and systems that redefine the very nature of sustainability. Our goal is to craft solutions in a way that leaves minimal impact on not only carbon emissions, but the space itself. From tire tread, fuel cells, sound, and even discordant visuals, we apply engineering and artistry to every element of our product mix. The AYRO Vanish is the first in this new product roadmap. For more information, visit www.ayro.com.

Forward-Looking Statements

This press release may contain forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any expected future results, performance, or achievements. Words such as “anticipate,” “believe,” “could,” “estimate,” “intend,” “expect,” “may,” “plan,” “will,” “would” and their opposites and similar expressions are intended to identify forward-looking statements and include the development and launch of the AYRO Vanish. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, without limitation: AYRO’s success depends on its ability to complete the development of and successfully introduce new products; AYRO may experience delays in the development and introduction of new products; the ability of AYRO’s suppliers to deliver parts and assemble vehicles; the ability of the purchaser to terminate or reduce purchase orders; AYRO has a history of losses and has never been profitable, and AYRO expects to incur additional losses in the future and may never be profitable; AYRO faces risks associated with litigation and claims; AYRO may be unable to replace lost manufacturing capacity on a timely and cost-effective basis, which could adversely impact its operations and ability to meet delivery timelines; the market for AYRO’s products is developing and may not develop as expected and AYRO, accordingly, may never meet its targeted production and sales goals; AYRO’s limited operating history makes evaluating its business and future prospects difficult and may increase the risk of any investment in its securities; AYRO may experience lower-than-anticipated market acceptance of its vehicles; developments in alternative technologies or improvements in the internal combustion engine may have a materially adverse effect on the demand for AYRO’s electric vehicles; the markets in which AYRO operates are highly competitive, and AYRO may not be successful in competing in these industries; AYRO may become subject to product liability claims, which could harm AYRO’s financial condition and liquidity if AYRO is not able to successfully defend or insure against such claims; increases in costs, disruption of supply or shortage of raw materials, in particular lithium-ion cells, chipsets and displays, could harm AYRO’s business; AYRO may be required to raise additional capital to fund its operations, and such capital raising may be costly or difficult to obtain and could dilute AYRO stockholders’ ownership interests, and AYRO’s long term capital requirements are subject to numerous risks; AYRO may fail to comply with evolving environmental and safety laws and regulations; and AYRO is subject to governmental export and import controls that could impair AYRO’s ability to compete in international market due to licensing requirements and subject AYRO to liability if AYRO is not in compliance with applicable laws. A discussion of these and other factors with respect to AYRO is set forth in our most recent Annual Report on Form 10-K and subsequent reports on Form 10-Q. Forward-looking statements speak only as of the date they are made and AYRO disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For investor inquiries:

CORE IR
investors@ayro.com
516-222-2560